Exhibit 99.1

Inergy Reports Record First Quarter Results

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Adjusted EBITDA Increases Approximately 23%

Kansas City, MO (February 1, 2011) – Inergy, L.P. (NYSE:NRGY) (“Inergy”) today reported results of operations for the quarter ended December 31, 2010, the first quarter of fiscal 2011.

Inergy, L.P.

Inergy reported Adjusted EBITDA of $130.1 million for the quarter ended December 31, 2010, an increase of $24.0 million, or approximately 23%, from $106.1 million for the quarter ended December 31, 2009. Net income was $38.5 million for the quarter ended December 31, 2010, and $45.8 million in the same quarter of last year. Net income in the quarter ended December 31, 2010, was negatively impacted by $8.6 million of acquisition closing costs. As further described below, the simplification transaction between Inergy and Inergy Holdings, L.P. (“Holdings”) was completed on November 5, 2010, and was accounted for as a reverse merger. As such, the historical financial statements of Holdings became those of Inergy; and all of the prior period financial information of Inergy has been adjusted to reflect this accounting treatment.

“Our first quarter performance was solid across all of our business units building on our track record of delivering consistent and predictable results,” said John Sherman, President and CEO of Inergy. “We also have recently added to our expansion project pipeline while increasing the flexibility of our balance sheet. Inergy is off to a great start, and we expect to achieve our full year objectives on behalf of investors.”

As previously announced, the Board of Directors of Inergy’s general partner declared Inergy’s quarterly cash distribution of $0.705 per limited partner unit ($2.82 annually) for the quarter ended December 31, 2010. This represents an approximate 3% increase over the distribution for the same quarter of the prior year. The distribution will be paid on February 14, 2011.

In the quarter ended December 31, 2010, retail propane gallon sales were 107.1 million gallons compared to 102.5 million gallons sold in the same quarter of the prior year. Retail propane gross profit, excluding certain items as discussed below, was $132.3 million for the quarter ended December 31, 2010, compared to $110.0 million for the quarter ended December 31, 2009, excluding certain non-cash gains of $0.4 million and $2.0 million, respectively. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $29.7 million in the quarter ended December 31, 2010, compared to $30.7 million for the same quarter in the prior year.

Gross profit from midstream operations increased to $42.5 million for the quarter ended December 31, 2010, from $32.5 million for the same quarter in the prior year.

For the quarter ended December 31, 2010, operating and administrative expenses increased to $84.5 million, inclusive of acquisition closing costs of $8.6 million, compared to $68.7 million in the same period of fiscal 2010.

Inergy, L.P. will conduct a live conference call and internet webcast today, February 1,

2011, to discuss results of operations for the first fiscal quarter of 2011 and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-800-642-1687 and entering the pass code 40349650.

Simplification Transaction

On August 7, 2010, Inergy and Holdings entered into an agreement as part of a plan to simplify their capital structures. Pursuant to the terms of that agreement, Holdings merged into a wholly owned subsidiary of its general partner; and the outstanding common units in Holdings were cancelled. The transaction closed on November 5, 2010, resulting in Holdings unitholders receiving 0.77 Inergy units for each Holdings unit. Cash was paid to Holdings unitholders in lieu of any fractional units that resulted from the exchange. As a result of the closing, Holdings’ common units discontinued trading on the New York Stock Exchange as of the close of business on November 5, 2010. Holdings is considered the surviving consolidated entity of the simplification transaction for accounting purposes, while Inergy is the surviving consolidated entity for legal and reporting purposes. The historical financial information presented for Inergy has been adjusted accordingly giving effect to the simplification transaction. The net income per diluted limited partner unit was $0.72 and $0.35 for the quarters ended December 31, 2010, and 2009, respectively, and is based on (1) net income attributable to Holdings’ partners, divided by the applicable weighted-average number of Holdings units outstanding for the period (adjusted for the merger exchange ratio of 0.77 Inergy common units for each Holdings unit) and (2) the weighted average outstanding units of Inergy post-simplification.

About Inergy, L.P.

Inergy, L.P., with headquarters in Kansas City, MO, is among the fastest growing master limited partnerships in the country. The Company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Today, Inergy serves over 700,000 retail customers from over 350 customer service centers throughout the United States. The Company also operates a 78 Bcf natural gas storage business; a natural gas liquids supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada; and a solution-mining and salt production company.

EBITDA is a non-GAAP financial measure and is defined as income before income taxes, plus net interest expense and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, and transaction costs. Transaction costs are third-party professional fees and other costs that are incurred in conjunction with closing a transaction.

EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure, and historical cost basis. EBITDA and Adjusted

EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

This press release contains forward-looking statements, which are statements that are not historical in nature. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 31, 2010 and 2009

(in millions, except unit and per unit data)

	Three Months Ended December 31,
	2010	2009
	(Unaudited)
Revenue:
Propane	$427.1	$372.3
Other	168.9	129.4

	596.0	501.7
Cost of product sold (excluding depreciation and amortization as shown below):
Propane	288.4	252.3
Other	102.7	74.2

	391.1	326.5
Gross profit	204.9	175.2
Expenses:
Operating and administrative	84.5	68.7
Depreciation and amortization	46.4	37.1
Loss on disposal of assets	2.3	2.0

Operating income	71.7	67.4

Other income (expense):
Interest expense, net	(33.1)	(21.3)
Other income	0.1	—

Income before income taxes	38.7	46.1
Provision for income taxes	0.2	0.3

Net income	38.5	45.8
Net (income) loss attributable to non-controlling partners	28.2	(29.3)

Net income attributable to partners	$66.7	$16.5

Total limited partners’ interest in net income	$66.7	$16.5

Net income per limited partner unit:
Basic	$0.82	$0.47

Diluted	$0.72	$0.35

Weighted-average limited partners’ units outstanding (in thousands):
Basic	81,619	35,303

Diluted	93,297	47,523

	Three Months Ended December 31,
	2010	2009
	(Unaudited)
Supplemental Information:

Retail gallons sold	107.1	102.5

Cash and cash equivalents	$19.3	$15.9

Outstanding debt:
Working capital facility	$21.4	$25.0
General partnership facility	120.0	245.0
Senior unsecured notes	1,650.0	1,050.0
Fair value hedge adjustment on senior unsecured notes	(0.5)	5.0
Net bond/swap discount (e) (g)	(5.3)	(15.6)
ASC credit agreement	—	7.7
Other debt	21.5	25.8
Holdings Bank Facility	—	5.2
Holdings Term Loan	—	25.0

Total debt	$1,807.1	$1,373.1

Total partners’ capital	$1,130.4	$772.1

Limited partner units outstanding (in thousands):
Common units	109,613
Class B units (h)	11,569

Total Common and Class B limited partner units	121,182

EBITDA:
Net income attributable to partners	$66.7	$16.5
Interest expense, net	33.1	21.3
Interest of non-controlling partners in ASC’s consolidated ITDA(f)	—	(0.1)
Net income (loss) attributable to non-controlling partners in Inergy, L.P.	(28.2)	28.9
Provision for income taxes	0.2	0.3
Depreciation and amortization	46.4	37.1

EBITDA (a)	$118.2	$104.0
Non-cash gain on derivative contracts	(0.4)	(2.0)
Loss on disposal of assets	2.3	2.0
Long-term incentive and equity compensation expense	1.4	2.1
Transaction costs	8.6	—

Adjusted EBITDA (a)	$130.1	$106.1

Distributable cash flow:
Adjusted EBITDA (a)	$130.1	$106.1
Cash interest expense (b)	(31.4)	(20.1)
Maintenance capital expenditures (c)	(2.5)	(2.3)
Income tax expense	(0.2)	(0.3)

Distributable cash flow (d)	$96.0	$83.4

EBITDA:
Net cash provided by operating activities	$19.1	$49.1
Net changes in working capital balances	70.7	39.0
Provision for doubtful accounts	0.8	0.9
Amortization of deferred financing costs and net bond discount	(2.0)	(1.9)
Long-term incentive and equity compensation expense	(1.4)	(2.1)
Loss on disposal of assets	(2.3)	(2.0)
Interest of non-controlling partners in ASC’s consolidated EBITDA	—	(0.5)
Deferred income tax	—	(0.1)
Interest expense, net	33.1	21.3
Provision for income taxes	0.2	0.3

EBITDA	$118.2	$104.0
Non-cash gain on derivative contracts	(0.4)	(2.0)
Long-term incentive and equity compensation expense	1.4	2.1
Loss on disposal of assets	2.3	2.0
Transaction costs	8.6	—

Adjusted EBITDA	$130.1	$106.1

(a)	EBITDA is defined as income (loss) before taxes, plus net interest expense and depreciation and amortization expense. As indicated in the table, Adjusted EBITDA represents EBITDA excluding the gain or loss on derivative contracts associated with retail propane fixed price sales contracts, the gain or loss on the disposal of assets, long-term incentive and equity compensation expenses, and transaction costs. Transaction costs are third party professional fees and other costs that are incurred in conjunction with closing a transaction. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, and our ability to service debt obligations. We believe that EBITDA provides additional information for evaluating our ability to make the minimum quarterly distribution and is presented solely as a supplemental measure. We believe that Adjusted EBITDA provides additional information for evaluating our financial performance without regard to our financing methods, capital structure and historical cost basis. EBITDA and Adjusted EBITDA, as we define them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other corporations or partnerships.

(b)	Cash interest expense is book interest expense less amortization of deferred financing costs.

(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, and income taxes. Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

(e)	In April 2008, the Company announced the placement of a $200 million add-on to its existing 8.25% senior unsecured notes under Rule 144A to eligible purchasers. The proceeds from the bond issuance were $204 million, representing a premium of $4 million to par. The $4 million premium will be amortized on a non-cash basis over the term of the senior notes.

(f)	ITDA – Interest, taxes, depreciation and amortization.

(g)

In February 2009, the Company closed on a $225 million offering of senior notes under Rule 144A to eligible purchasers. The 8 3/4% notes were issued at 90.191%, which resulted in a discount of $22.1 million. The discount will be amortized on a non-cash basis over the term of the senior notes.

(h)	The Class B units have similar rights and obligations of Inergy, L.P. common units except that the units will pay distributions in kind rather than in cash for a certain period of time. For a complete description of the Class B units, please see the Third Amended and Restated Agreement of Limited Partnership of Inergy, filed on Form 8-K on November 5, 2010.